SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

           Under the Securities Exchange Act of 1934 (Amendment No. 6)


                             WILLIAMS CONTROLS, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)


                                   969465 10 3
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement of file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 969465 10 3          13G                        Page2 of 19 Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Thomas W. Itin
                     ###-##-####
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)
                     NA
                                                                             (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     US

                          5   SOLE VOTING POWER

                                                              1,675,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY                                                    2,672,000 common
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                              1,675,000 common

                          8   SHARED DISPOSITIVE POWER

                                                              2,672,000 common


    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              4,347,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                              X


    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   24.6%


    12  TYPE OF REPORTING PERSON*

                                                                     IN

  CUSIP NO. 969465 10 3          13G                        Page 3 of 19 Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Thomas W. Itin, as Trustee for Williams Controls, Inc. ESOP

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)
                     n/a
                                                                     (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     California ESOP

                          5   SOLE VOTING POWER


  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY                                                      530,000 common
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON


                          8   SHARED DISPOSITIVE POWER

                                                                530,000 common


    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                530,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    3.1%


    12  TYPE OF REPORTING PERSON*

  CUSIP NO. 969465 10 3          13G                        Page 4  of  19 Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Shirley B. Itin
                     ###-##-####
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)
                     n/a
                                                                     (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     US

                          5   SOLE VOTING POWER

                                                                390,600 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY                                                    2,142,000 common
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                390,600 common

                          8   SHARED DISPOSITIVE POWER

                                                              2,142,000 common


    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              2,142,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                              X


    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   12.4%


    12  TYPE OF REPORTING PERSON*

                                                                     IN

  CUSIP NO. 969465 10 3          13G                        Page 5 of 19 Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Acrodyne Corporation
                     38-1561308
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan corporation

                          5   SOLE VOTING POWER

                                                              1,200,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                              1,200,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              1,200,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                                    6.8%

    12  TYPE OF REPORTING PERSON*

                                                                     CO

  CUSIP NO. 969465 10 3          13G                        Page 6 of 19 Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Acrodyne Corporation - Profit Sharing Plan
                     38-1561308
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)
                     n/a
                                                                         (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Corporation

                          5   SOLE VOTING POWER

                                                                400,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                400,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                                400,000 common

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    2.3%


    12  TYPE OF REPORTING PERSON*

                                                                     EP

  CUSIP NO. 969465 10 3          13G                        Page 7 of  19  Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     SICO
                     38-3023843
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan co-partnership

                          5   SOLE VOTING POWER

                                                                268,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                268,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                268,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    1.6%


    12  TYPE OF REPORTING PERSON*

                                                                     PN

  CUSIP NO. 969465 10 3          13G                        Page 8 of 19 Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     TICO
                     38-3023846
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY


    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan co-partnership

                          5   SOLE VOTING POWER
                                                              1,874,000 common

  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON                                                      1,874,000 common


                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              1,874,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   10.9%


    12  TYPE OF REPORTING PERSON*

                                                                     PN

  CUSIP NO. 969465 10 3          13G                        Page 9 of 19  Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Timothy Sean Itin Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                     n/a
                                                                       (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                 85,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                 85,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 85,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.5%


    12  TYPE OF REPORTING PERSON*

  CUSIP NO. 969465 10 3          13G                        Page 10 of 19 Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Nina Beardsley Itin Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                 85,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                 85,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 85,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.5%


    12  TYPE OF REPORTING PERSON*

  CUSIP NO. 969465 10 3          13G                        Page 11 of 19 Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Whitney Lynne Hebard Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                103,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                103,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                103,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.6%


    12  TYPE OF REPORTING PERSON*

  CUSIP NO. 969465 10 3          13G                        Page 12 of 19  Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Gregory Robert Hebard Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                103,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                103,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                103,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.6%


    12  TYPE OF REPORTING PERSON*

  CUSIP NO. 969465 10 3          13G                       Page 13  of 19  Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Elinor Lee Itin Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                 14,600 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                 14,600 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 14,600 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.1%


    12  TYPE OF REPORTING PERSON*

CUSIP No. 969465 10 3                                            Page 14 of 19


ITEM 1(a)     Name of Issuer:  Williams Controls, Inc.

ITEM 1(b)     Address of Issuer's Principal Executive Officers:

              14100 SW 72nd Avenue
              Portland, OR  92224

ITEM 2(a)     Name of Persons Filing:

     This Schedule 13G is being filed jointly by Thomas W. Itin, Thomas W. Itin, as trustee for Williams Controls, Inc. ESOP ("ESOP"), Shirley B. Itin, Acrodyne Corporation, a Michigan corporation ("Acrodyne"), Acrodyne Corporation - Profit Sharing Plan ('"Acrodyne PSP"), TICO, a Michigan co-partnership ("TICO"), SICO, a Michigan co-partnership ("SICO"), Timothy Sean Itin Irrevocable Living Trust ("TSI Trust"), Nina Beardsley Itin Irrevocable Living Trust ("NBI Trust"), Whitney Lynne Hebard Irrevocable Living Trust ("WLH Trust), Gregory Robert Hebard Irrevocable Living Trust ("GRH Trust") and Elinor Lee Itin Irrevocable Living Trust ("ELI Trust"). The TSI Trust, NBI Trust, WLH Trust, GRH Trust and ELI Trust sometimes hereinafter are referred to collectively as the "Trusts". Mr. Itin owns all of the outstanding stock of TWI International, Inc. which in turn owns all the outstanding stock of Acrodyne. Mr. Itin is the trustee and beneficiary of the Acrodyne PSP and is a partner in each of TICO and SICO. Mrs. Itin is a partner in TICO and SICO. Mrs. Itin is the trustee of the Trusts for their grandchildren or grown children and has the power to vote or to direct the vote of the shares held by the Trusts. Mr. and Mrs. Itin disclaims beneficial ownership of the shares held by the Trusts.

     Mr. Itin is Chairman of the Board of the Issuer and, under Rule 13d-3, may be deemed to be the beneficial owner of all of the shares of the ESOP. Mr. Itin disclaims beneficial ownership of these shares.

ITEM 2(b) Address Principal Business Office or, if none, Residence:

     7001 Orchard Lake Road, 424 W. Bloomfield, MI 48322

ITEM 2(c) Citizenship:

     Mr. Itin is a United States citizen. Mrs. Itin is a United States citizen. Acrodyne is a Michigan Corporation. Acrodyne PSP is a Michigan trust. TICO and SICO are Michigan co-partnerships. The Trusts are Michigan trusts. The ESOP is a California ESOP.

CUSIP No. 969465 10 3                                             Page 15 of 19

ITEM 2(d)    Title of Class of Securities Common Stock $.01 Par Value

ITEM 2(e)    CUSIP Number:  969465 10 3

ITEM 3       N/A


ITEM 4       Ownership:

     a. Amount Beneficially Owned:

          (1)  4,347,000 shares (24.6%) beneficially owned by Mr. Itin.

               Includes: (i) 850,000 owned of record by Acrodyne: (ii) 350,000 shares issuable upon exercise of presently exercisable stock options granted to Acrodyne by the Issuer; (iii) 400,000 shares owned of record by Acrodyne PSP; (iv) 268,000 shares owned of record by SICO; (v) 1,874,000 shares owned of record by TICO;
               (vi) 530,000  shares owned by Williams  Controls,  Inc.  ESOP and
               (vii) 75,000 shares issuable upon exercise of presently exercisable stock options granted to Mr. Itin by the Issuer. Excludes 75,000 options not currently exercisable.

          (2)  2,142,000 shares (12.4%) beneficially owned by Mrs. Itin.

               Includes: (i) 268,000 shares owned of record by SICO; and (ii) 1,874,000 shares owned of record by TICO;

               The percentage of ownership does not include: (i) 85,000 shares owned by TSI Trust: (ii) 85,000 shares owned by NBI Trust; (iii) 103,000 shares owned by WLH Trust; (iv) 103,000 shares owned by GRH Trust; and (v) 14,600 shares owned by ELI Trust. Mr. & Mrs. Itin are not beneficiaries of these trusts and disclaim any ownership.

     b. Percent of Class:

                      24.6%    by Thomas W. Itin
                       3.1%    by ESOP
                      12.4%    by Shirley B. Itin
                       6.8%    by Acrodyne
                       2.3%    by Acrodyne PSP
                       1.6%    by SICO

CUSIP No. 969465 10 3                                             Page 16 of 19

                      10.9%            by TICO
                        .5%            by TSI Trust
                        .5%            by NBI Trust
                        .6%            by WLH Trust
                        .6%            by GRH Trust
                        .1%            by ELI Trust

     c. Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

               Mr. Itin, through his ownership of Acrodyne and as trustee of Acrodyne PSP, has the sole power to vote the 1,600,000 shares owned by Acrodyne and Acrodyne PSP. Mr. Itin has sole power of the 75,000 shares issuable upon exercise of presently exercisable stock options. Excludes 75,000 options not currently exercisable.

               Mrs. Itin has sole power to vote or to direct the vote of the 390,600 shares held by the Trusts. Mr. & Mrs. Itin disclaims beneficial ownership of these shares.

          (ii) shared power to vote or to direct the vote:

               As a partner of each SICO and TICO, Mr. Itin shares power to vote or to direct the vote of the total 2,142,000 shares owned by TICO and SICO. Mr. Itin shares the power to vote or to direct the vote 530,000 shares held by the ESOP.

               As a partner of each SICO and TICO, Mrs. Itin shares power to vote or to direct the vote of the total 2,142,000 shares owned by TICO and SICO.

          (iii) sole power to dispose or to direct the disposition:

               Mr. Itin, through his ownership of Acrodyne and as trustee of the Acrodyne PSP, has the sole power to dispose of or direct the disposition of the 1,600,000 shares owned by Acrodyne and Acrodyne PSP. Mr. Itin has sole power of the 75,000 shares issuable upon exercise of presently exercisable stock options. Excludes 75,000 stock options not currently exercisable.

CUSIP No. 969465 10 3                                              Page 17 of 19

               Mrs. Itin has sole power to dispose or to direct the disposal of the 390,600 shares held by the Trusts. Mr & Mrs. Itin disclaims beneficial ownership of these shares.

          (iv) shared power to dispose or to direct the disposition:

               As a partner of each SICO and TICO, Mr. Itin shares power to dispose of or direct the disposition of the 268,000 shares owned by SICO and the 1,874,000 shares owned by TICO. Mr. Itin has shared power to dispose or to direct the disposition of 530,000 shares held by the ESOP.

               As a partner of each SICO and TICO, Mrs. Itin shares power to dispose of or direct the disposition of the 268,000 shares owned by SICO and the 1,874,000 shares owned by TICO.

ITEM 5         Ownership of Five Percent or Less of a Class:  N/A

ITEM 6         Ownership of More than Five percent on Behalf of Another Person:
                                    N/A

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company: N/A

ITEM 8         Identification and Classification of Members of the Group:  N/A

ITEM 9         Notice of Dissolution of Group:  N/A

ITEM 10        Certification:  N/A

CUSIP No. 969465 10 3                                              Page 18 of 19

                                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         Dated: February 12, 1996                 s\ Thomas W. Itin
                                                  -----------------
                                                 Thomas W. Itin


                                                 ACRODYNE CORPORATION - PROFIT
                                                          SHARING PLAN

         Dated: February 12, 1996                 s\ Thomas W. Itin
                                                  -----------------
                                                 Thomas W. Itin, Trustee

                                                 ACRODYNE CORPORATION

         Dated: February 12, 1996                  s\ Thomas W. Itin
                                                   -----------------
                                                  Thomas W. Itin, President

                                                 SICO, A MICHIGAN CO-PARTNERSHIP

         Dated: February 12, 1996                  s\ Shirley B. Itin
                                                   -----------------
                                                 Shirley B. Itin, Partner

                                                 TICO, A MICHIGAN CO-PARTNERSHIP

         Dated: February 12, 1996                  s\ Thomas W. Itin
                                                   -----------------
                                                  Thomas W. Itin, Partner

                                                 TIMOTHY SEAN ITIN IRREVOCABLE
                                                 LIVING TRUST

         Dated: February 12, 1996                  s\ Shirley B. Itin
                                                   -----------------
                                                  Shirley B. Itin, Trustee


                                                NINA BEARDSLEY ITIN IRREVOCABLE
                                                LIVING TRUST

         Dated: February 12, 1996                  s\ Shirley B. Itin
                                                  -----------------
                                                 Shirley B. Itin, Trustee

CUSIP No. 969465 10 3                                     Page 19 of 19


                                                 WHITNEY LYNNE HEBARD
                                                 IRREVOCABLE LIVING TRUST

         Dated: February 12, 1996                   s\ Shirley B. Itin
                                                  -----------------
                                                 Shirley B. Itin, Trustee

                                                 GREGORY ROBERT HEBARD
                                                 IRREVOCABLE LIVING TRUST

         Dated: February 12, 1996                   s\ Shirley B. Itin
                                                  -----------------
                                                 Shirley B. Itin, Trustee

                                                 ELINOR LEE ITIN
                                                 IRREVOCABLE LIVING TRUST

         Dated: February 12, 1996                   s\ Shirley B. Itin
                                                  -----------------
                                                   Shirley B. Itin, Trustee